Exhibit 16
November 12, 2009
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Dear Sir or Madam:
We have read the statements made by Nytex Energy Holdings, Inc. included under Item 14 of its Form 10 dated November 12, 2009. We agree with the statements concerning our firm in Item 14 of such Form 10.
Yours truly,

KBA GROUP LLP

14241 Dallas Parkway, Suite 200 Dallas, Texas 75254 Phone 972.702.8262 Fax 972.702.0673 ► www.kbagroupllp.com